 Exhibit 99.01

ReachLocal Names Sharon Rowlands as Chief Executive Officer

Former Thomson, Penton Media, and Altegrity CEO brings 20 years of leadership experience and expertise with SMBs and digital platforms

WOODLAND HILLS, Calif. — April 2, 2014 -- ReachLocal, Inc. (NASDAQ:RLOC), a leader in powering local online marketing for small and medium-sized businesses (SMBs), announced today that it has named Sharon Rowlands as Chief Executive Officer and a member of its Board of Directors effective immediately, replacing interim CEO David Carlick, who will remain Chairman of the Board. Ms. Rowlands has more than 20 years of experience leading multi-billion dollar companies serving small and medium-sized businesses, financial markets and enterprise customers. She also has significant public company board experience, having served on the ADP board from 2008 to 2011 and as a member of the Constant Contact board since 2010.

“Sharon brings a wealth of expertise to ReachLocal. She has been recognized for driving strong growth and transformative change during her tenure at both Thomson and Penton Media,” said David Carlick, Chairman of ReachLocal. “Her experience with small and mid-sized businesses, as well as in developing digital platforms and workflow solutions, will prove invaluable as we continue to grow ReachLocal’s offerings and customer-base.”

“I am very excited to join ReachLocal as CEO and lead this global company to its next level of success by building a more comprehensive suite of services for our clients that drives growth and shareholder value,” said Sharon Rowlands. “My passion for providing a strong value proposition for our clients and my experience growing businesses are aligned with our main objective: making ReachLocal the main partner SMBs need to solve all their digital marketing needs.”

Ms. Rowlands was mostly recently CEO of Altegrity, a billion dollar global risk consulting and information services company with approximately 10,000 employees around the world, which she transformed from a holding company into three independent business units, each with its own growth strategy. Prior to Altegrity, she was CEO of Penton Media, where she led development of the company’s digital advertising platform and scaled it to a core capability – providing Penton’s six million advertisers with the tools needed to increase their online presence.

From 1997 to 2008, Ms. Rowlands worked for Thomson Financial, a $2 billion division of The Thomson Corporation that provides content, technology and services for the world’s largest financial institutions. While with Thomson, she held a variety of executive-level positions, including President and CEO from 2005 to 2008. Ms. Rowlands was instrumental in developing the strategy that guided Thomson Financial’s transformation from 45 disparate product platforms to a more cohesive global financial information and technology provider serving thousands of global companies. She also established Thomson as one of the most innovative partners to the global financial community, as evidenced by her induction into the Inside Data Hall of Fame in 2003. In addition, Ms. Rowlands was awarded the 2005 Women’s Bond Merit Award for outstanding contribution within the financial services industry.

About ReachLocal, Inc.

ReachLocal, Inc. (NASDAQ: RLOC) develops online marketing and transaction solutions that power local commerce for SMBs, from lead generation and lead conversion to booking and buying. Our global distribution network includes local Internet marketing consultants and service professionals, along with select third-party agencies and resellers, across 5 continents. ReachLocal is headquartered in Woodland Hills, Calif. Subscribe to ReachLocal’s free newsletter to receive news, tips, and other online marketing insights.

For more information about ReachLocal, visit http://www.reachlocal.com, follow us at http://www.reachlocal.com/social, or email info@reachlocal.com.

Media Contact:

ReachLocal, Inc.

Dana M. Harris

Vice President, Communications

(818) 936-9904

dana.harris@reachlocal.com

Investor Relations:

The Blueshirt Group

Alex Wellins

(818) 575-6840

alex@blueshirtgroup.com